Exhibit 10.35

SECOND AMENDMENT

TO

GAS PROCESSING AGREEMENT

(Kenova, Boldman and Cobb Plants)

This Second Amendment to Gas Processing Agreement (Kenova, Boldman and Cobb Plants) is made and entered into this 26th day of December, 2007, by and between MarkWest Energy Appalachia, L.L.C., a Delaware limited partnership (“MEA”), and MarkWest Hydrocarbon, Inc., a Delaware corporation (“MarkWest”).  MEA and MarkWest may be referred to individually as “Party”, or collectively as “Parties”.  This document is referred to herin as this “Second Amendment”.

RECITALS:

A.            MEA and MarkWest are parties to that certain Gas Processing Agreement (Kenova, Boldman and Cobb Plants) dated as of May 24, 2002, and amended by that certain Amendment to Fractionation, Storage and Loading Agreement (Siloam) and to Gas Processing Agreement (Kenova, Boldman and Cobb Plants) dated November 24, 2003 (the Gas Processing Agreement as so amended is referred to herein as the “Processing Agreement”).

B.            MEA desires to fund certain 2007/2008 capital projects involving upgrades and/or expansions of MEA’s Kenova Plant, Cobb Plant and Boldman Plant as described in the October 25, 2007 MarkWest Energy GP, L.L.C. Board of Directors meeting (collectively referred to herein as the “Appalachia Expansion Projects”), which projects would in turn, at no capital cost to MarkWest, permit MarkWest to derive additional frac spread income for NGLs processed by MEA and marketed by the MarkWest.  In consideration thereof, MEA desires MarkWest to agree to an increase of $0.08 per inlet Mcf in the existing Processing Fee under the Processing Agreement, such increase to commence upon the substantial completion of the Kenova Plant Upgrade Project portion of the Appalachia Expansion Projects (presently scheduled for completion second quarter of 2008).

C.            MarkWest is agreeable to the foregoing provided that in the event that all three plant expansions projects (Kenova, Boldman and Cobb Plants) are not completed and operational by March 31, 2009, the Company and MEA shall meet to arrive at an appropriate and equitably proportional modification to the Processing Fee.

Now therefore, in consideration of the mutual covenants and agreements, the parties agree as follows:

1.             Section 4.A., ii, Fees and Consideration, of the Processing Agreement is modified to provide that upon the substantial completion and commencement of operations of the Kenova Plant Upgrade Project portion of Appalachia Expansion Projects (presently scheduled for completion second quarter of 2008), the then current dollar multiplier of the Processing Fee shall be increased by $0.08 per inlet Mcf, provided that in the event that all three plant expansions projects (Kenova, Boldman and Cobb Plants) of the Appalachia Expansion Projects are not substantially completed and operational by March 31, 2009, MarkWest and MEA shall meet to arrive at an appropriate and equitably proportional modification to the Processing Fee.

2.             Section 6, Notices, of the Processing Agreement is modified to provide the following new addresses:

MarkWest:
Address	1515 Arapahoe Street
Tower 2, Suite 700
Denver, CO 80202
Attn: Law Department
Fax: (303) 925-9308

MEA:
Address:	1515 Arapahoe Street
Tower 2, Suite 700
Denver, CO 80202
Attn: Law Department
Fax: (303) 925-9308

3.             As amended by this Second Amendment, all terms and conditions of the Processing Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

MARKWEST HYDROCARBON, INC.

By:	/s/ JOHN C. MOLLENKOPF

Title:	SVP & COO

MARKWEST ENERGY APPALACHIA, L.L.C.

By:	/s/ RANDY S. NICKERSON

Title:	CCO